BIG MUDDY FIELD

CONTINUOUS CO2 INJECTION
WALL CREEK FORMATION

December 2006

Table of Contents

EXECUTIVE SUMMARY	1

Background	1

Continuous CO2 Injection	1

Conclusions and Recommendations	2

INTRODUCTION	4

DISCUSSION	5

Full Field Simulation Model Objectives	5

Full Field Simulation Model Setup	6
Model Grid and Layering	6
Saturation Functions	12
PVT Properties	13
Model OOIP	13
Historical Production/Injection Data	14

History Match	15

Predictions	23

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List of Figures

Figure 1: Structure Wall Creek Formation	6
Figure 2: Full Field Simulation Grid	7
Figure 3: TVT Gross Thickness Wall Creek Formation	8
Figure 4: TVT Gross Thickness Histogram	8
Figure 5: Simulation Layer Thickness Distribution	9
Figure 6: TVT Gross Thickness Histogram-Layer 1	10
Figure 7: Initial Water Saturation-Layer 1	13
Figure 8: Historical Production and Injection Performance	15
Figure 9: Final History Match Results	20
Figure 10: Black-oil and Compositional History Match Results	21
Figure 11: Base Prediction Well Locations	23
Figure 12: Base Prediction Field Performance	25

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List of Tables

Table 1: Oil-Water Saturation Functions	12
Table 2: Gas-Oil Saturation Functions	13
Table 3: Base Prediction Field Performance	26
Table 4: Prediction Performance - Increased Gas Handling Capacity	27
Table 5: Prediction Performance - Decreased Gas Handling Capacity	27

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Executive Summary

Background

A reservoir study of the Shannon and Wall Creek formations in the Big Muddy Field commissioned by Wyoming Minerals was documented in a February 2006 report by NITEC LLC. That study estimated the original oil in place (OOIP) for the Wall Creek formation to be 253.769 million STB and the remaining oil in place to be 222.397 million STB. Those volumes were contained in a productive area of 3761 acres.

Reservoir simulation was used to estimate tertiary oil recovery from the Wall Creek formation using a CO2 WAG process at miscible pressure conditions. A sector simulation model was calibrated to historical performance and used to predict the oil recovery of an 80 acre, five-spot pattern. The best WAG simulation resulted in oil recovery of 10.0 percent of the original pattern area OOIP. Only WAG was investigated in that study. The results were then scaled to achieve an estimate of the full field performance under the WAG-pattern process.

Continuous CO2 Injection

Rancher Energy subsequently requested a study of the Big Muddy Field tertiary oil recovery potential using continuous CO2 injection. This report addresses the work associated with the continuous injection of CO2 into the Wall Creek formation.

The previous sector simulation model was not appropriate for simulation of a continuous CO2 injection process. A simulation model of the entire field was required to provide reliable forecasts. In this study, a full-field model was constructed using the structure and gross interval isopach maps prepared in the original study. Except for the parameters associated with the fracture characterization, the remaining reservoir properties were kept consistent with the original study. A significant change in the reservoir characterization for this full field model was the inclusion of natural fractures. This was done based on new interpretation of technical articles found in the literature, indications from the previous sector simulation work and the history matching of the full-field model itself. This simulation model was calibrated to the productive performance of the Wall Creek formation in the Big Muddy field from 1916 to 2005.

The simulation prediction results indicate that continuous CO2 injection for the Wall Creek formation should be a very attractive recovery process, as indicated in item 6 of the Conclusions and Recommendations section of this report.

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Conclusions and Recommendations

1.	Through the history matching process, it was concluded that it is reasonable to revise the initial oil in place estimate to approximately 245 million STB.

2.	The limited recovery efficiency of the primary depletion was found to be related to the low permeability of the reservoir rock matrix and the undersaturated nature of the original oil.

3.	The fractured nature of the reservoir was confirmed through the history matching process.

4.	The limited recovery efficiency of the waterflooding process was found to be related to the fractured nature of the reservoir.

5.	Based on the numerical simulation results, it was concluded that an estimate of the remaining oil in place (as of 2005) of approximately 215 million STB is reasonable.

6.
Based on the compositional model prediction results, it is reasonable to expect an additional oil recovery of 47.4 million STB over the CO2 flooding project period of 20 years. When compared to the original oil in place in the numerical simulation model, this amount corresponds to 19.3%. This additional recovery is based on certain assumptions concerning development strategies, operational constraints and conservative reservoir performance characteristics that are described later in this report. All of the operational assumptions are believed to be realistic and the results to be achievable and conservative. This recovery is greater than the earlier reported 10.0% from a WAG process due primarily to the significantly larger volume of CO2 utilized in the continuous injection process which results in more oil being contacted by CO2.

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Upon initiation of the CO2 flood project the following actions are recommended:

1.	Core acquisition and analyses

2.	Detailed petrophysical analysis and modeling to identify rock property variation

3.	3D seismic acquisition, processing and analysis to identify faults and extents

4.	Geomechanical analysis to identify stress directions and magnitudes

5.	Image logs in selected wells to identify fracture characteristics

6.	Detailed geological modeling to identify the extent of the fractures and the reservoir

7.	Updating the simulation model to include changes in reservoir characterization

8.	Sensitivity studies to improve recovery efficiency

9.	Sensitivity studies to optimize the facilities and operational procedures

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Introduction

The Big Muddy Field, Converse County, Wyoming was discovered in 1916 and has been produced from numerous formations. Waterflooding was initiated in the Wall Creek formation in 1953 and later expanded to the Dakota and Lakota formations. Over 800 well completions are recorded in the Wyoming Oil and Gas Conservation Commission files. State records currently report only a few active production wells.

The objective of this project was to estimate the recoverable oil in the Wall Creek formation under a continuous CO2 injection recovery mechanism.

In order to accomplish this objective, NITEC utilized geologic, petrophysical and production data acquired and compiled in the original study. Additional water injection data was gathered from the Wyoming Oil and Gas Conservation Commission (WOGCC) files on all of the water injection wells that were not used in the original study (sector model area).
The previous sector simulation model was not appropriate for the simulation of a full field continuous CO2 injection process. A simulation model of the entire field was required to provide reliable forecasts. This full-field model was constructed using the structure and gross interval isopach maps prepared in the original study. Except for the parameters associated with the fracture characterization, the remaining reservoir properties were kept consistent with the original study. A significant change in the reservoir characterization during this work was the inclusion of natural fractures in the model. This was done based on a new interpretation of the technical articles found in the literature, indications from the sector simulation work, and verified through the full field model history match itself. This simulation model was calibrated to the productive performance of the Wall Creek formation in the field from 1916 to 2005.

A number of continuous CO2 injection scenarios, all at miscible conditions, were investigated with the full-field simulation model. However, optimization of development scenarios and operational constraints was not attempted due to project time constraints.

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DISCUSSION

Full Field Simulation Model Objectives

There were two basic objectives for the full field simulation model of the Wall Creek formation. The first objective was to improve the knowledge of the reservoir and the fracture characterization of the field through the history matching process. The second objective was to use the same model to predict future performance of the field.

Due to the fractured nature of this reservoir, the first objective concentrated mostly on the fracture characterization. A typical fractured sandstone system, such as the Wall Creek, underperforms during waterflooding operation. Thus, the historical injection and production history, which is quite lengthy in this case, can be effectively used to extract crucial information about the fracture characteristics through the history matching process. Together with the fracture characteristics, it is also possible to verify the applicability of the relative permeability and capillary pressure relationships, as they are the driving force for the multi-phase flow of fluids between the fracture and matrix media.

For the second objective, which was to predict the future performance of the reservoir, it is always desirable to have historical information that can verify its applicability. In the case of the Wall Creek formation, the predictive simulation involves CO2 flooding of the reservoir, yet there is no historical information available for this process in this field. Hence, extreme diligence must be applied to avoid unreasonable conditions that will yield highly optimistic predictive results.

In this study, during the model setup process and the history matching exercise, the more conservative approach was always selected and the resulting reservoir characterization was biased in such a way that the predictive simulation of the CO2 flooding would yield more pessimistic results.

Despite this conservative bias imposed by NITEC, it should be noted that due to the fractured nature of this reservoir, since its discovery, less than 14% of the original oil in place has been produced, resulting in a tremendous upside potential for CO2 flooding, which is a process that is not as significantly affected by the presence of fractures - unlike that of waterflooding.

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Full Field Simulation Model Setup

Model Grid and Layering

The structure top for the Wall Creek formation was developed using the well markers selected from the available well logs as reported in the February 2006 report for Wyoming Minerals. A commercial software mapping package called Surfer was utilized to generate the map. Prior to the development of the structure top, two different legacy maps (one being a sketch) were reviewed to establish possible fault trends. Since neither of these legacy maps was based on seismic information, and the fact that the fault trends are in conflict with each other, neither one was used for this version of the structure map. In both of the legacy maps, the estimated throws around the faults are less than the formation thickness. Hence, the interpreted faults would not have provided significant flow barriers. In addition, considering that the reservoir production and injection performance suggests fractured flow characteristics, the impact of any flow barriers (if existing) will be minimal.

Figure 1 shows the structure map of the Wall Creek formation after it was imported into NITEC’s LYNX program.

Prior to deciding on the final simulation grid layout, three other grid layouts were considered, and hundreds of history match runs were performed using them. These grids were oriented in different directions and reflected different discretization in the I- and J-directions.

Figure 1: Structure Wall Creek Formation

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Under ideal conditions, geomechanical information would be available from the existing wells or the nearby fields that would identify the present-day major horizontal stress direction. In the case of the Wall Creek formation, no such direct information was available. Instead, three different published sources indicated three conflicting directions. Hence, three different models were built to investigate the impact of the present-day stress on the fracture anisotropy. Upon detailed investigation of the history match runs, it was concluded that none of the models provided any significant benefit over the others in terms of the fracture anisotropy characterization. This conclusion may indicate that the difference between the minor and major horizontal stress forces is small, which would suggest that no fracture anisotropy exists. Nevertheless, when geomechanical information is obtained in the future, the simulation grid layout should be oriented accordingly for consistency purposes.

Figure 2 shows the final model simulation grid that is presented in this report. In this grid, uniform cell sizes of 150x150 feet were utilized.

Figure 2: Full Field Simulation Grid

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The model has 177 cells in the I-direction and 109 cells in the J-direction, yielding a total of 154,344 grid blocks, when the fractures are included. If only the productive region is considered, the number of active grid blocks is reduced to 58,296.

In addition to the formation top for the Wall Creek formation, the Surfer software package was also used to map the formation gross thickness. Throughout this report, this map will be called TVT Gross (True Vertical Thickness). The TVT Gross was originally calculated from the formation top and bottom markers picked during the geologic effort, on a well by well basis. Figure 3 shows the TVT Gross map of the Wall Creek formation.

Figure 4 shows the histogram of the TVT Gross values within the productive area. The productive area was defined in the February 2006 report for Wyoming Minerals. The mean value within the productive area is approximately 68 feet. It should be noted that the productive area is smaller than the total simulation grid area.

Figure 3: TVT Gross Thickness Wall Creek Formation

Figure 4: TVT Gross Thickness Histogram

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In the simulation model, the Wall Creek formation was represented in four simulation layers. The final fraction of the individual layer thicknesses to the total thickness are indicated in Figure 5. These numbers were updated several times during the study to accurately capture reservoir performance.

Figure 5: Simulation Layer Thickness Distribution

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The thickness of the fourth (bottom) layer was assigned to be approximately 23 feet, which leaves approximately 46 feet for the top three layers. Initially, the third layer was postulated to be the location of the highest conductive fractures and to provide the quick water flooding response (as seen during the historical period). Its thickness was limited to 10 feet. The top two layers were divided evenly. Later, as a result of the history matching effort, it was concluded that the highly conductive fractures were not just limited to the third layer, but were also present in the second simulation layer.

 Figure 6 shows the histogram of the top layer of the simulation model. The distribution is slightly different than the TVT Gross distribution of the productive area. This is because the simulation model includes some extrapolated values that are outside the productive area. This simple check assures that the reservoir thickness distribution was captured in the numerical simulation model accurately.

Future efforts on the reservoir characterization should include detailed petrophysical work which will result in a better understanding of the stratigraphy, flow units and their continuity. When coupled with the information gained from future injectivity tests and spinner surveys, it will be possible to improve upon the simulation layering and more accurately identify the highly conductive fracture zones. The simulation layering that has resulted from the history matching process should be reliable for the objectives of this study.

Figure 6: TVT Gross Thickness Histogram-Layer 1

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The reservoir porosity was set equal to a constant 22 percent for all layers, which is the average value extracted from the earlier geologic and petrophysical analyses. The net-to-gross ratio was set equal to 90 percent, which is consistent with the earlier geologic and petrophysical work.

The absolute permeability values were modified through the history matching exercise. The final values are presented later in this report.

The original water-oil-contact was set to be at 1650 feet and the initial reservoir pressure was set to be 1320 psia at an elevation of 1912 feet for model initialization. These values are consistent with the earlier model and the available information.

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Saturation Functions

The saturation functions were extracted from the earlier developed partial field simulation model, which reflect an irreducible water saturation of 30 percent, residual oil saturation to water of 30 percent, and residual oil saturation to gas of 30 percent. Table 1 and Table 2 show these saturation functions.
SW	KRW	KROW	PCWOD	PCWOI
0.3000	0.0000	0.6230	14.91	14.91
0.3211	0.0000	0.5576	11.53	9.87
0.3421	0.0000	0.4932	8.15	4.60
0.3632	0.0001	0.4308	6.66	2.53
0.3842	0.0002	0.3711	5.77	1.17
0.4053	0.0005	0.3148	5.16	0.00
0.4263	0.0011	0.2626	4.71	-0.21
0.4474	0.0020	0.2148	4.36	-0.42
0.4684	0.0034	0.1718	4.08	-0.64
0.4895	0.0054	0.1339	3.84	-0.86
0.5105	0.0082	0.1011	3.65	-1.10
0.5316	0.0120	0.0734	3.48	-1.34
0.5526	0.0170	0.0508	3.33	-1.59
0.5737	0.0234	0.0330	3.20	-1.86
0.5947	0.0314	0.0197	3.08	-2.14
0.6158	0.0414	0.0104	2.98	-2.43
0.6368	0.0536	0.0045	2.88	-2.74
0.6579	0.0683	0.0014	2.80	-3.08
0.6789	0.0859	0.0002	2.72	-3.44
0.7000	0.1066	0.0000	2.65	-3.83
1.0000	1.0000	0.0000	2.00	-14.91

Table 1: Oil-Water Saturation Functions

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SG	KRG	KROG	PCGO
0.0000	0.0000	0.6230	2.00
0.0200	0.0000	0.4821	2.01
0.0400	0.0003	0.3679	2.05
0.0600	0.0020	0.2764	2.11
0.0800	0.0063	0.2041	2.20
0.1000	0.0140	0.1478	2.31
0.1200	0.0259	0.1047	2.44
0.1400	0.0422	0.0723	2.60
0.1600	0.0633	0.0484	2.78
0.1800	0.0890	0.0314	2.99
0.2000	0.1194	0.0195	3.22
0.2200	0.1542	0.0115	3.48
0.2400	0.1932	0.0064	3.76
0.2600	0.2361	0.0033	4.07
0.2800	0.2825	0.0015	4.40
0.3000	0.3321	0.0006	4.76
0.3200	0.3847	0.0002	5.14
0.3400	0.4401	0.0001	5.54
0.3600	0.4982	0.0000	5.97
0.3800	0.5591	0.0000	6.42
0.4000	0.6230	0.0000	6.90
0.7000	0.6230	0.0000	17.00

Table 2: Gas-Oil Saturation Functions

PVT Properties

The black oil PVT relationships were extracted from the earlier developed partial field simulation model. For the compositional version of the model (required for the CO2 injection flood predictions) five components were used: CO2, PC1, PC3, PC5 and PC7P. The binary interaction coefficients for CO2 with the hydrocarbon components (PC1, PC3, PC5 and P7P) were regressed to match the minimum miscibility pressure (MMP) estimate obtained from the earlier laboratory studies. Upon establishing the binary interaction coefficients, the lighter components (C1P and C3P) were iteratively added to the dead oil composition to achieve the initial GOR of the original reservoir oil.

Model OOIP

The initialization of the model with the above parameters yields 245.0 MM STB of initial oil in place (IOIP), which is consistent, albeit slightly smaller, than the volumetric calculations performed through the geologic modeling. Figure 7 show the color coded distribution of the initial water saturation for the top layer of this model. The contours reflect the structural variation.

Figure 7: Initial Water Saturation-Layer 1

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Historical Production/Injection Data

One of the more challenging tasks of the data preparation concerned the pre-1930 production information. Based on results of the earlier study, individual well production prior to 1930 is not available. An assessment of the pre-1930 oil production determined from material balance analysis was distributed to pseudo wells on a quarter-quarter section based. This allocation is discussed in the February report. Rather than erroneously allocating the oil production to the wells that were completed in each quarter-quarter section (prior to 1930), it was decided to reflect each quarter-quarter section as a gathering center in the simulation model. This resulted in over 110 pseudo gathering centers, each representing a quarter-quarter section. Each gathering center had the appropriate wells assigned to it. Based on the internal logic of the numerical simulator, when production from a gathering center is needed, the wells that are assigned to that gathering center produce the total amount of oil specified.

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After 1930, the oil production data is believed to be accurate at the individual well level. However, the water production information is incomplete until 1962 and the gas production data is not available at any date. Gathering centers were not used in the model after 1929.

Figure 8 shows the historical data that is available. Since the water production information was deemed incomplete prior to 1962, until that date, all the gathering centers (quarter-quarter sections) and wells were assigned to produce the observed oil rates. After 1962, all the wells were assigned to produce the total liquid (oil plus water) rates.

Figure 8: Historical Production and Injection Performance

The completion information for each well was extracted from the database prepared during the earlier tasks of this project. For the wells with incomplete or missing completion data, open-hole completions were assumed.

History Match

The history of the Wall Creek formation includes the initial depletion of the reservoir followed by waterflooding. Even though there is no information on the amount of gas produced, it is fair to assume that during the initial depletion period (prior to 1953) most of the wells were produced at high gas-oil-ratio (GOR) and the produced gas was flared or vented.

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Waterflooding of the Wall Creek formation can be divided into two periods. The first period covers from 1952 through 1973, where water injection was developed as if the sandstone was not fractured. By the early 1970s, it appears to have been concluded that the overall response of the reservoir to water injection was less than the desired amount.

During the second period (1973 through 1994), several attempts were made to improve the waterflood sweep efficiency by including additives into the injected water. SPE publications from Conoco indicate that a low surface tension pilot followed by polymer injection did not provide the anticipated recovery factor values obtained from laboratory tests.

The less than satisfactory response of the Wall Creek formation to waterflooding can simply be explained by the fractured nature of the rock. Even though there were observations that indicated that the parting pressure was at or below the hydrostatic pressure and there were technical papers published (in 1961) on the fractured nature of the Wall Creek formation at the nearby Salt Creek Field, there were no known attempts to accommodate the natural fractures in the Big Muddy Wall Creek formation development plan.

Given that none of the wellbores in this field were drilled after the introduction of the formation image logs (such as Schlumberger’s FMI tool), there is no scientific information available for fracture characterization in the field at this time. Therefore, in this study many different models were constructed to assess the nature of the fractures and their impact on historical reservoir performance - especially to waterflooding.

Fractured sandstone reservoirs have a few key properties that tend to influence the performance of waterflooding. First, due to the presence of the fractures and the wettability of the system, the water has limited opportunity to imbibe into the matrix. This results in significant oil remaining in the reservoir after the waterflood, which makes the reservoir extremely attractive for enhanced oil recovery. Second, due to the direction and the amplitude of the present-day horizontal stress direction, the fractures may exhibit preferential connectivity in one direction, which is termed anisotropy.

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There were three different sources of information available relative to assessing fracture anisotropy. The first source was a June 1988 SPE paper, “Analysis of the Low-Tension Pilot at Big Muddy Field, Wyoming”. In this paper, it was noted that to obtain a satisfactory numerical simulation model, the authors had to assume fracture anisotropy in the East-West direction (5 degrees South from East). The second source was NITEC’s previous study on a pattern area, where slight anisotropy in the North-South direction resulted in a satisfactory numerical model - rather than the East-West direction. It should be noted that both of these numerical studies covered a very small portion of the field and it would be difficult to reach generalized conclusions from these models. The third source of information is the World Stress Map (release 2005), which has only one data point for all of Eastern Wyoming. It indicates a South-East to North-West (40 degrees South from East) direction.

Given the uncertainty of the present-day major horizontal stress direction and its importance on the fluid flow, three different dual-porosity numerical simulation models were developed. In each model, the fracture permeability was increased in the corresponding present-day stress direction and it was reduced in the orthogonal direction. While each model yielded different results, none of them provided any definitive advantage over the others. It should be noted that since the existing structural map is not derived from seismic information, curvature calculations were not used to impose regional variations to the fracture anisotropy.

Since none of the models using different anisotropy directions yielded definitive benefit in the quality of the history match, it was postulated that no matter what the present-day stress direction is, it probably does not result in a general anisotropy throughout the field. This is possible if the magnitude of the stress in the major horizontal direction is not significantly different than the magnitude of stress in the minor horizontal direction. Based on the above conclusions, it was decided to adopt an areal grid oriented in the East-West and North-South directions and to eliminate the anisotropy of the fractures.

Throughout the study of different grid orientations and the fracture anisotropy, the magnitude of the matrix-fracture exchange (TEX) term was analyzed concurrently. The TEX term provides the connectivity between the matrix and the fracture within a simulation grid block. This term is a function of matrix permeability and fracture spacing. The matrix permeability in all four simulation layers was set to 10mD. These values are on the low side of the anticipated matrix permeability range and should provide conservative results for the CO2 injection prediction runs.

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Due to lack of fracture characterization information, the fracture spacing was assumed to be 100 feet in both I- and J-directions. These are higher values than one would expect in such a reservoir and will provide conservative results during the prediction runs. During the history matching effort, the sensitivity of the results to the fracture spacing was analyzed rigorously, and the 100 feet spacing was found to be adequate to represent the flow between the fracture and matrix media.

In the vertical direction, a small fracture spacing value of 1 ft was used to control the water-oil natural imbibition process. For the gas-oil drainage, a pseudo fracture spacing of 30 feet was found to represent the historical performance of the field. It should be noted that neither of these values have any impact on the TEX calculations (as the Kz of the matrix was set to be zero), and they are only used in the pseudo capillary pressure calculations (VE conditions).

The overall objectives in all of these fracture property specifications and the sequential modifications during the history match process were to reduce the matrix-fracture connectivity as much as possible, while maintaining the simulation of the historical oil production. This combination would result in a conservative model when the CO2 injection response is investigated.

In addition to the minimization of the TEX terms, it was also decided to eliminate the fractures from the fourth layer of the simulation model. The fourth layer is 23 feet thick (on the average). It is the least understood portion of the reservoir, as not all the wells are completed in it. The elimination of the fractures with the combination of 0mD (zero) in the vertical direction provided the best results during the history match. These actions curtailed the communication of the deepest 23 feet from the rest of the reservoir, but they do not completely eliminate it. There are numerous wells that are completed in this layer, and the cross-flow within the wellbores continues to provide a certain amount of communication.

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The reduced impact of the fourth layer in the reservoir simulation model serves one additional purpose. In the SPE papers published by Conoco, the Wall Creek formation is cited to be 40+ feet thick, while the well logs consistently indicate 60+ feet. Since Conoco was one of the major operators of the field, it would be unwise to discard their accumulated knowledge of the reservoir, despite the fact that they had not recognized the impact of the fractures on the recovery mechanism. At this point it is noteworthy to acknowledge that with the reduced impact of the fourth layer, the fractured portion of the simulation model effectively represents the top 40+ feet of the Wall Creek formation. This should yield conservative results when the CO2 injection response is investigated.

In addition to the dual-porosity model described above, two other approaches in the flow simulation were investigated; one being a single-porosity model and the other being a dual-permeability model. The single porosity model could not provide the timely water production response on a field-wide basis, so it was eliminated from consideration. This was considered to be of further support for the fractured nature of the reservoir. The dual-permeability formulation yielded results similar to that of the dual-porosity formulation, even though it was not as satisfactory. In conclusion, the dual-porosity model was selected as the best representative formulation, as well as having the potential to provide more conservative prediction results.

For the top three fractured layers, the effective fracture permeability values were distorted to the maximum possible extent to create the most pessimistic scenario for the CO2 injection prediction runs. To achieve this bias and to still maintain a satisfactory history match, the effective permeability value for the top layer was set to be 40mD and the effective permeability values of the second and third layers were set to be 400mD. In the future, it may be possible to reduce the fracture permeability of the second and third layers down to 200mD and still maintain the quality of the history match.

The relative permeability and the capillary pressure functions were not modified during the history match. The critical gas saturation of the matrix was assigned a value of 5% to avoid early blow-out of the reservoir. In the future, it may be possible to reduce this value down to 3% levels and still maintain the history match.

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Throughout the history matching exercise, all the modifications were kept general at the reservoir or simulation layer levels. No local (well) modifications were attempted to improve the results. In the future, when detailed petrophysical and geological characterization is undertaken, local modifications can be attempted to improve the simulation performance at individual well levels.

Figure 9 (next page)shows the results of the obtained history match. Starting from the top, the panels reflect the following:

•	calculated reservoir pressure (psia),

•	calculated overall GOR (MSCF/STB),

•	observed and calculated oil and liquid production rates (MSTB/d),

•	observed and calculated water production rate (MSTB/d), and

•	observed and calculated water injection rate (MSTB/d).

In all panels the values calculated by the simulation model are represented as lines. When available, the observed data are presented as solid colors.

As indicated in Figure 9, the quality of the history match is very good, especially when one considers that constant properties were used for matrix properties and no local changes were made during this exercise.

Figure 9: Final History Match Results

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Upon completion of the history match using a black oil formulation, the model was converted to a 5-component compositional model. Figure 10 compares the history match obtained using the black oil model and two different compositional models. Even though only one of the compositional models was used for prediction runs, it is important to highlight that they were both capable of replicating the black oil history match result. Compositional simulation was required to model the CO2 flooding process with the Sensor simulation software.

In Figure 10 (next page), the case identified as 713-BO-Q is the black oil model and the other two cases are the compositional models. The difference between the two compositional models is the molecular diffusion option - which does not impact the history matching performance.

For the case identified as 713-5C-Q-25, the molecular diffusion capability of the simulation model (between the fractures and the matrix) is turned off for 25% of the grid blocks. This is another attempt to assure that the results of the CO2 predictions are on the conservative side. The impact of this assumption is that in 25% of the grid blocks the injected CO2 will not be allowed to diffuse into the matrix blocks, and consequently will not be able to swell, become miscible, or displace the oil associated with those grid blocks. The molecular diffusion was active for all the grid blocks in case 713-5C-Q. Here it is presented to show that both models yield the same results during the historical period.

Figure 10: Black-oil and Compositional History Match Results

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The basis for the 25% value is as follows: in the relative permeability tables used in this study, the residual oil saturation to water (and also to gas) was set to 30%. The miscible flooding application is aimed at the reduction of the residual oil to water (and to gas), and under ideal conditions miscible flooding should yield zero residual oil saturation. Experience shows that due to heterogeneities in the reservoir rock, it is not possible to contact all the residual oil, and hence, in practice it is not possible to reach zero residual oil in macroscopic sense. Our past experiences dictate that in extended black oil representations (such as Todd-Longstaff) it is reasonable to assign a 5-10% effective residual oil saturation value for miscible flooding. Here, a value of 12.5% was deemed to represent pessimistic conditions. Since the oil saturation at the beginning of the CO2 flooding operation is approximately 50%, then the 12.5% residual saturation represents 25% of the reservoir volume.

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Predictions

To ensure that the specified options worked properly, several preliminary prediction cases were run. The most important of these prediction cases involved zero diffusion between the matrix and the fracture media. As anticipated, without the molecular diffusion there was no benefit to injecting CO2 into the reservoir.

To study the future performance of the field for the CO2 flooding process, certain operational constraints and development strategies had to be set. In the future, these constraints can be modified to further optimize the performance of the reservoir. Due to time constraints of this study, optimization was not addressed.

The key development strategies were assumed to be as follows:

•	the existing water injection wells (total of 62) would be available for the first year to increase the reservoir pressure;

•	the existing 40 acre well spacing is adequate to develop the field;

•	an inverted nine-spot pattern (each pattern being 160 acres) with a central injector will be adequate to exploit the reservoir;

•	the CO2 injection and pattern production wells will be available at the beginning of the second year of operation; and

•	the total number of CO2 injection wells is 25 (one per pattern), and the number of production wells is 86 at the beginning of CO2 flooding.

For simplicity purposes, the patterns in the simulation model were designed as if there were no wells existing in this reservoir. In reality, it is anticipated that approximately half of the required wells will be conversions from the existing wellbores. When the information related to the integrity of the existing wellbores becomes available, the patterns may be slightly modified to avoid the unnecessary drilling of new wells.

Figure 11 shows the placement of the pattern wells in the simulation grid. The outline indicates the productive limit of the reservoir. Within the productive limit, the water filled zones were avoided in the northern portion of the reservoir. The wells identified with a red circle indicate the CO2 injection wells, and the wells identified with green diamonds indicate the production wells. The colorless circles indicate the locations of the wells that were operational after 1950. Even though they are not utilized in the simulation model prediction case, there is a very good possibility that these wellbores will have adequate integrity to be used in the CO2 flood instead of drilling new wells.

Figure 11: Base Prediction Well Locations

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The key operational constraints were as follows:

•	the water injection capacity of 20 MSTB/d will be available at the beginning of the operation;

•	a maximum of 40 MMSCF/d of CO2 will be available;

•	up to 80 MMSCF/d of produced gas can be processed for reinjection;

•	gas production in excess 80 MMSCF/d will result in the most offending wells being choked back to honor this maximum limit;

•	CO2 injection capacity will be 120 MMSCF/d to accommodate the recycled gas and the purchased gas;

•	CO2 will be injected at a maximum bottom-hole pressure limit of 2300 psia, if needed;

•	production wells can be operated such that their flowing bottom-hole pressure can be kept at the minimum value of 1600 psia (a value similar to the miscibility pressure of the dead oil and CO2); and

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•	production wells that reach a GOR of 50 MSCF/STB will be converted to CO2 injection wells.

Finally, as expressed earlier, from the reservoir performance perspective, it was assumed that 25% of the reservoir will not be available for CO2 flooding or may not be contacted by the injected CO2. Since the simulation model does not capture all the geologic and petrophysical variations in the reservoir, it is possible to assume that some portions of the reservoir may not be contacted by the injected CO2.

Figure 12 shows the performance of the reservoir simulation model using the development strategy, operational constraints and reservoir conditions described above.

Figure 12: Base Prediction Field Performance

In Figure 12, starting from the top, the panels represent the following:

•	average reservoir pressure (0-2500 psia),

•	produced GOR (0-20,000 SCF/STB),

•	gas injection rate in yellow and gas production rate in orange (MM SCF/d),

•	water injection rate in solid blue and water production rate in navy, and

•	oil production rate.

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The prediction results indicate that the peak oil production rate that can be achieved is approximately 12,000 STB/d for a period of 6 months. (During the initial depletion of the reservoir, the peak oil production rate was estimated at 9000 STB/d.) The incremental oil production benefit for the 20 year CO2 flood operation is in excess of 47.4 million STB, which is equal to 19.3% of initial oil in place (245 million STB) of the simulation model. The oil production rate at the end of the 20 year period is a respectable 4000 STB/d; although the net-present-value of the production 20 years into the future would be minimal.

The CO2 purchase rate of 40 MM SCF/d is maintained for 6 years. After that point, the CO2 purchase requirement declines with time. The cumulative CO2 purchase requirement is 152.4 BSCF for the 20 year project. Since the produced gas (CO2+HC) was recycled after mixing with the purchased CO2, the injected gas is not pure CO2 throughout the prediction period. The results indicate that the CO2 content of the injected gas is always above 92%.

Table 3 (next page) summarizes the results obtained on an annual volume basis.

Due to time constraints, additional runs were not made to optimize the development scenarios (such as pattern spacing) and operational constraints (such as CO2 purchase amount). Two other prediction cases were completed to analyze the maximum gas handling and injection capacity, which is an operational constraint. The results of these runs indicate minimal sensitivity in oil recovery to this parameter. For an increase of the maximum gas handling capacity to 160 MMSCF/d, the incremental oil recovery due to the CO2 flood was 48.8 million STB. For a decrease of the maximum gas handling capacity to 60 MMSCF/d, the incremental oil recovery due to the CO2 flood was 45.0 million STB.
ANNUAL VOLUMES
YEAR	Water Prod MSTB	Oil Prod MSTB	Gas Prod MMSCF	Water Inj MSTB	Gas Inj MMSCF	CO2Purch. MMSCF
1	0	0	0	7294	0	0
2	9272	3126	22226	7073	36797	14571
3	6509	4189	29201	6897	43800	14599
4	5875	3638	29277	6622	43920	14643
5	5473	2958	29200	5303	43800	14600
6	1069	3241	29174	602	43760	14586
7	80	3321	29227	0	43780	14553
8	47	3069	29280	0	38326	9046
9	39	2765	29200	0	36274	7074
10	40	2518	29200	0	35353	6153
11	43	2342	29200	0	34857	5657
12	45	2193	29280	0	34443	5163
13	45	2051	29200	0	33964	4764
14	44	1942	29200	0	33672	4472
15	44	1860	29200	0	33439	4239
16	43	1787	29280	0	33346	4066
17	44	1726	29200	0	33073	3873
18	43	1646	29200	0	32861	3661
19	40	1559	29200	0	32618	3418
20	40	1483	29280	0	32497	3217

Table 3: Base Prediction Field Performance

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Table 4 and Table 5 (next page) summarize the results of these prediction cases.

One additional prediction case was made using smaller well spacing, which recovered more oil. This case is not presented here because the timing of the pattern development was not realistic. This will require additional analyses for recommendable conclusions.
ANNUAL VOLUMES
YEAR	Water Prod MSTB	Oil Prod MSTB	Gas Prod MMSCF	Water Inj MSTB	Gas Inj MMSCF	CO2Purch. MMSCF
1	0	0	0	7294	0	0
2	9059	2897	25711	7076	38786	13075
3	6563	3074	38152	7300	48371	10219
4	6499	2694	41730	7320	52140	10410
5	6743	2267	42519	7295	53369	10850
6	7164	2438	51967	7307	60752	8785
7	4952	3364	58408	3991	72300	13892
8	595	4152	58562	248	73200	14638
9	62	3732	58400	0	72421	14021
10	31	3312	58400	0	67305	8905
11	36	2933	58400	0	65612	7212
12	39	2646	58560	0	64837	6277
13	36	2409	58400	0	64144	5744
14	41	2241	58400	0	63602	5202
15	39	2058	58400	0	63216	4816
16	42	1900	58560	0	62806	4246
17	46	1804	58400	0	62391	3991
18	42	1737	58400	0	62187	3787
19	43	1607	58400	0	61840	3440
20	42	1501	58560	0	61794	3234

Table 4: Prediction Performance - Increased Gas Handling Capacity

ANNUAL VOLUMES
YEAR	Water Prod MSTB	Oil Prod MSTB	Gas Prod MMSCF	Water Inj MSTB	Gas Inj MMSCF	CO2Purch. MMSCF
1	0	0	0	7294	0	0
2	9124	3017	17536	6878	32113	14577
3	5258	3977	21900	5428	36500	14600
4	4953	3602	21959	5739	36600	14641
5	4624	2914	21900	4395	36500	14600
6	633	3071	21900	232	36500	14600
7	59	2957	21900	0	35117	13217
8	45	2695	21960	0	29668	7708
9	41	2495	21900	0	28278	6378
10	38	2305	21900	0	27569	5669
11	39	2180	21900	0	27163	5263
12	40	2109	21960	0	26973	5013
13	40	1992	21900	0	26582	4682
14	40	1900	21900	0	26308	4408
15	40	1782	21900	0	25980	4080
16	40	1705	21960	0	25836	3876
17	41	1660	21900	0	25675	3775
18	38	1620	21900	0	25574	3674
19	40	1567	21900	0	25414	3514
20	41	1516	21960	0	25318	3358

Table 5: Prediction Performance - Decreased Gas Handling Capacity

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